Exhibit 1.1

[Translation]

ARTICLES OF INCORPORATION

NTT DoCoMo, Inc.

ARTICLES OF INCORPORATION

Established on July 22, 1991

Authenticated on July 23, 1991

Amended on: April 28, 1992

May 7, 1992

May 21, 1992

June 24, 1993

June 27, 1994

June 25, 1997

June 24, 1998

June 25, 1999

June 27, 2000

June 20, 2002

June 19, 2003

June 18, 2004

June 21, 2005

CHAPTER I. GENERAL PROVISIONS

Article 1.	(Trade Name)

The name of the Company shall be “Kabushiki Kaisha Enu Thi Thi Dokomo” and shall be rendered in English as “NTT DoCoMo, Inc.”

Article 2.	(Purpose)

The purpose of the Company shall be to engage in the following businesses:

(1)	Telecommunications business;
(2)	Contracting for constructions works for, undertaking of maintenance for and lease of telecommunications facilities;
(3)	Planning, development, manufacturing, sale and lease of, and undertaking of maintenance for, telecommunications system and information processing system;
(4)	Planning, development, manufacturing, sale and lease of communications equipment and its peripheral apparatus;
(5)	Planning, development, production, sale and lease of software;
(6)	Transmission service of musical pieces, pictures and information utilizing telecommunications system and information processing service;
(7)	Planning, development and sale of information media for advertising and publicity, and advertising agency business;
(8)	Planning, production and sale of publications;
(9)	Planning, development, acquisition of merchandising rights, development of method of use, licensing, management and transfer of character goods (bearing pictures of characteristic persons or animals) and intermediatory business related thereto;
(10)	Acquisition, development of method of use, licensing, management and transfer of copyright, rights related to copyright, design right, trademark right, industrial property right, know-how, and other intellectual property rights, and intermediatory business related thereto;
(11)	Financial business;
(12)	Credit card business;
(13)	Issuance, sales and administration of electronic money and other electronic value information (that can be used to purchase, use or exchange commodities, information or services).
(14)	Lease, administration, maintenance and management of real property;
(15)	Personnel-dispatching business;
(16)	Non-life insurance agency business and business related to solicitation of life insurance;

(17)	Investment in companies engaged in businesses related to any of the foregoing items;
(18)	Contracting for studies, research, development, training and consulting work for each of the foregoing items; and
(19)	Any and all other businesses incidental or related to each of the foregoing items.

Article 3.	(Location of Head Office)

The Company shall have its head office in Chiyoda-ku, Tokyo.

Article 4.	(Method of Public Notice)

Public notices of the Company shall be given by electronic means. However, in the event that electronic public notices cannot be provided due to accidents or other unavoidable circumstances, public notices shall be given in the Nihon Keizai Shimbun.

CHAPTER 2. SHARES

Article 5.	(Total Number of Shares to be Issued)

The total number of shares authorized to be issued by the Company shall be one hundred ninety million and twenty thousand (190,020,000) shares.

Article 6.	(Repurchase of its Own Shares)

The Company may repurchase its own shares by a resolution of the Board of Directors in accordance with the provisions of Article 211-3, paragraph 1, item2 of the Commercial Code of Japan.

Article 7.	(Transfer Agent)

1. The Company shall have a transfer agent for its shares.

2. The transfer agent and its place of business shall be designated by resolution of the Board of Directors.

3. The shareholders’ register (including the beneficial shareholders’ register; the same is applicable hereinafter), the ledger of fractional shares and the register of lost share certificates of the Company shall be kept at the place of business of the transfer agent, and the registration of transfers of shares, entry or record in the ledger of fractional shares, delivery of share certificates, registration of lost share certificates, purchase of fractional shares and any other matters relating to shares and fractional shares shall be handled by the transfer agent, and not by the Company.

Article 8.	(Share Handling Regulations)

The Share Handling Regulations established by the Board of Directors shall govern the denominations of share certificates issued by the Company, the registration of transfers of shares, entry or record in the ledger of fractional shares, registration of loss of share certificates, delivery of share certificates, purchase of fractional shares and any other procedures for matters relating to shares and fractional shares as well as the fees therefor.

Article 9.	(Record Date)

1. The Company defines that those shareholders whose names have been entered or recorded in the last shareholders’ register as at the close of accounts of each year shall be the shareholders entitled to exercise their rights at the ordinary general meeting of shareholders to be held for that accounting period.

2. In addition to the preceding paragraph, the Company may, if necessary, define upon prior public notice given subject to resolution of the Board of Directors that those shareholders or pledgees or those holders of fractional shares whose names have been entered or recorded in the last shareholder’s register or in the last ledger of fractional shares as at a specific date shall be the shareholders or pledgees or the holders of fractional shares entitled to exercise their rights.

CHAPTER 3. GENERAL MEETING OF SHAREHOLDERS

Article 10.	(Convocation)

1. The President shall convene, subject to resolution of the Board of Directors, an ordinary general meeting of shareholders of the Company within three months from the day next following the last day of a business year and an extraordinary general meeting of shareholders from time to time whenever necessary.

2. If the President is prevented from so acting, one of the other Directors shall act as such in his place in the order of precedence previously determined by the Board of Directors.

Article 11.	(Chairman)

The President shall act as chairman at any general meeting of shareholders. If the President is prevented from so acting, one of the other Directors shall act as such in his place in the order of precedence previously determined by the Board of Directors.

Article 12.	(Method of Resolution)

1. Resolutions of a general meeting of shareholders shall be adopted by a majority vote of the shareholders present, unless otherwise provided for in laws and regulations or in these Articles of Incorporation.

2. Resolutions pursuant to Article 343 of the Commercial Code of Japan shall be adopted at the shareholder meeting with a quorum of one-third of the voting rights of all shareholders, by the approval of two-thirds of the voting rights represented there at.

Article 13.	(Exercise of Voting Rights by Proxy)

1. Shareholders or their statutory representatives may not delegate the exercise of their voting rights to any person other than a shareholder of the Company; provided, however, that governmental and local public entities or corporations who are shareholders of the Company may delegate the exercise of their voting rights to their respective officials, staff or employees.

2. A shareholder or his/her statutory representative who intends to exercise his/her voting right by proxy shall be required to previously submit to the Company a power of attorney for each general meeting of shareholders.

Article 14.	(Minutes of General Meeting of Shareholders)

The substance and results of the proceedings of a general meeting of shareholders shall be stated or recorded in minutes, and the chairman at the meeting and the Directors present shall affix their respective names and seals or electronic signature to such minutes.

CHAPTER 4. DIRECTORS, BOARD OF DIRECTORS

AND REPRESENTATIVE DIRECTORS

Article 15.	(Number of Directors)

The Company shall have not more than fifteen (15) Directors.

Article 16.	(Manner in Which Directors are Elected)

1. Directors of the Company shall be elected by a resolution passed by a majority vote of the shareholders present at a general meeting of shareholders who shall hold voting rights representing in aggregate one-third (1/3) or more of the voting rights held by all shareholders.

2. The election of Directors may not be by way of cumulative voting.

Article 17.	(Term of Office of Directors)

1. The term of office of Directors shall expire at the close of the ordinary general meeting of shareholders held with respect to the last closing of accounts within two (2) years after their assumption of office.

2. The term of office of a Director elected to increase the number of Directors or to fill a vacancy caused by another Director who has resigned prior to expiration of his term of office shall be identical to the remaining term of office of the other Directors then in office.

Article 18.	(Board of Directors)

1. The President shall convene any meeting of the Board of Directors and act as chairman thereat.

2. Notwithstanding the provision set forth in the preceding paragraph, the Chairman of the Board of Directors, if such office is placed, shall convene any meeting of the Board of Directors and act as chairman thereat, except for cases where he is prevented from so acting.

3. If the President is prevented from so acting, one of the other Directors shall convene the meeting in his place and act as chairman thereat in the order of precedence previously determined by the Board of Directors.

4. In order for a meeting of the Board of Directors to be convened, notice thereof shall be dispatched to each Director and each Corporate Auditor at least three (3) days prior to the date of the meeting; provided, however, that such period may be shortened if so required in urgent cases.

5. Resolutions of a meeting of the Board of Directors shall be adopted by a majority vote of the Directors present who shall constitute in number a majority of Directors.

6. Any other matters for the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors, unless otherwise provided for in laws and regulations or in these Articles of Incorporation.

Article 19.	(Representative Directors and Directors with Executive Power)

1. The Company shall have one President who shall be elected from among its Directors by resolution of the Board of Directors.

2. The Company may have one Chairman of the Board as well as one or more Vice Presidents and Managing Directors.

3. The provision of paragraph 1 shall apply mutatis mutandis to the election of a Chairman and one or more Executive Vice Presidents and Managing Directors referred to in the preceding paragraph.

4. The President shall be authorized to represent the Company.

5. In addition to the President, one or more Directors empowered to represent the Company shall be elected by resolution of the Board of Directors.

6. The President shall supervise the affairs of the Company, subject to resolution of the Board of Directors.

7. If the President is prevented from so acting, one of the other Directors shall execute his duties in his place in the order of precedence previously determined by the Board of Directors.

Article 20.	(Advisors and Consultants)

1. The Company may have one or more advisors and counsels by resolution of the Board of Directors.

2. Consultation shall be made by the President with an advisor for the overall affairs of the Company or with a counsel for a specific business of the Company.

CHAPTER 5.

CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

Article 21.	(Number of Corporate Auditors)

The Company shall have not more than five (5) Corporate Auditors.

Article 22.	(Manner in Which Corporate Auditors are Elected)

Corporate Auditors of the Company shall be elected by a resolution passed by a majority vote of the shareholders present at a general meeting of shareholders who shall hold voting rights representing in aggregate one-third (1/3) or more of the voting rights held by all shareholders.

Article 23.	(Term of Office)

1. The term of office of Corporate Auditors shall expire at the close of the ordinary general meeting of shareholders held with respect to the last closing of accounts within four (4) years after their assumption of office.

2. The term of office of a Corporate Auditor elected to fill a vacancy caused by a Corporate Auditor who has resigned prior to expiration of his term of office shall be identical to the remaining term of office of his predecessor.

Article 24.	(Board of Corporate Auditors)

1. In order for a meeting of the Board of Corporate Auditors to be convened, notice thereof shall be dispatched to each Corporate Auditor at least three (3) days prior to the date of the meeting; provided, however, that such period may be shortened if so required in urgent cases.

2. Resolutions of a meeting of the Board of Corporate Auditors shall be adopted by a majority of the Corporate Auditors, unless otherwise provided for in laws and regulations.

3. Any other matters for the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors, unless otherwise provided for in laws and regulations or in these Articles of Incorporation.

Article 25.	(Full-time Corporate Auditors)

Corporate Auditors shall appoint one or more full-time Corporate Auditors from among themselves.

CHAPTER 6. ACCOUNTS

Article 26.	(Business Year)

The business year of the Company shall begin on April 1 of each year and end on March 31 of the following year, and its accounts shall be closed as of the last day of each business year.

Article 27.	(Dividends)

Dividends of the Company shall be paid to the shareholders or registered pledgees or the holders of fractional shares whose names have been entered or recorded in the last shareholders’ register or in the last ledger of fractional shares as at the close of accounts of each business year.

Article 28.	(Interim Dividends)

The Company may, subject to resolution of the Board of Directors, pay interim dividends to the shareholders or registered pledgees or the holders of fractional shares whose names have been entered or recorded in the last shareholders’ register or in the last ledger of fractional shares as of September 30 of each year.

Article 29.	(Prescription Period for Dividends)

1. If dividends and/or interim dividends are not claimed after lapse of three (3) full years from the date of commencement of payment, the Company shall be exempt from the obligation to make such payment.

2. Dividends remaining unpaid as mentioned in the preceding paragraph shall bear no interest.

June 21, 2005

This is to certify that this copy is identical with the original.

NTT DoCoMo, Inc.

Masao Nakamura

President and Representative Director